SCRIPT FOR REGISTERED SHAREOWNER TELEPHONE

VOTING Computershare

Shareowner Hears This Script

Speech 1	Welcome to the Telephone voting site. Enter your 11-digit control number located in the shaded box on the Proxy Ballot.

Speech 2	To vote as the John Hancock Bank and Thrift Opportunity Fund Board of Trustees recommends on all proposals Press 1 now. To vote on each proposal separately – Press 0 now.

Speech 2A	If the voter chooses the 1st option of speech 2 – the following will be heard. You have voted as the Board recommended. If this is correct, press 1. If incorrect, Press 0.

Speech 2B	If the voter chooses the 2nd option of speech 2 - Speech 3 will follow.

Speech 3	Proposal 1(a): Revision to fundamental investment restriction regarding borrowing money. To vote FOR , Press 1, AGAINST, Press 9, ABSTAIN, Press 0

Speech 4	Proposal 1(b): Elimination of fundamental investment restriction regarding pledging, mortgaging, or hypothecating assets. To vote FOR , Press 1, AGAINST, Press 9, ABSTAIN, Press 0

Speech 5

Proposal 2(a): An amendment to the advisory agreement to reflect the inclusion of borrowing for investment purposes and other financial leverage in the calculation of the advisory fees and to add a fee breakpoint.

To vote FOR , Press 1, AGAINST, Press 9, ABSTAIN, Press 0

Speech 6

Proposal 2(b): An amendment to the subadvisory agreement to reflect the inclusion of borrowing for investment purposes and other financial leverage in the calculation of the subadvisory fees. (Proposal 2(b) is conditioned upon approval of Proposal 2(a).)

To vote FOR , Press 1, AGAINST, Press 9, ABSTAIN, Press 0

Speech 7	Your votes have been cast as follows: Proposal 1(a): For Proposal 1(b): For Proposal 2(a): For Proposal 2(b): For If this is correct, Press 1; if incorrect, Press 0

Speech 8	If you would like to learn more about accessing your account information online, Press 1, otherwise Press 0. If 1 is pressed. Do you know your shareholder communications are available online. If you are a registered shareholder, consider enrolling in MLink for fast, easy and secure 24/7 online access to your future proxy materials, financial statements, tax documents and more. Simply log on to Investor ServiceDirect® at http:www.cpushareownerservices.com/ where step-by-step instructions will prompt you through enrollment. If 0 is pressed, Vote Another Card speech will be herd.

Closing A	Thank you for voting.

Closing B	Your votes have been canceled. If you would like to re-vote your proxy or if you would like to vote another proxy press 1 now, to end this call, press 0 now.

Closing C	I’m sorry you’re having difficulty. Please try again or mark, sign and date the proxy card and return in the envelope provided.

Vote Another Card	If you have received more than one proxy card you must vote each card separately. If you would like to vote another proxy press 1 now – to end this call press 0 now.